Exhibit 99.1

Fred’s Pharmacy Reports First Quarter 2017 Results

Executing the Fred’s Pharmacy transformation; Total Pharmacy sales comp increased 3.3%, driven by a record sales quarter in Specialty Pharmacy

Retail Pharmacy script comps increased 30 basis points

Generic Dispensing Rate increased 100 basis points year-over-year to 89.6%

Working collaboratively with Walgreens, Rite Aid and the FTC to obtain approval for acquisition of Rite Aid stores, which would make Fred’s Pharmacy the third largest drugstore chain in the nation

MEMPHIS, Tenn.--(BUSINESS WIRE)--June 6, 2017--Fred’s Inc. (NASDAQ:FRED) today reported financial results for the first quarter ended April 29, 2017.

Commenting on today’s results, Michael K. Bloom, Chief Executive Officer, said, “In the first quarter of fiscal year 2017, we continued executing the Fred’s Pharmacy healthcare transformation, a clear point of differentiation in our markets, which resulted in positive script comps in Retail Pharmacy and record sales and year-over-year growth in Specialty Pharmacy. Our strong performance in Total Pharmacy was the primary driver for sequential improvement in our operating performance excluding non-operating items. With the right leadership team in place, we continue to enhance our talent, invest in technology, expand the Specialty salesforce and diversify the Specialty portfolio. We also continue to improve the pharmacist-patient relationship, which is reflected in our positive script comps in the Retail Pharmacy. Both our Retail and Specialty Pharmacy businesses are rapidly improving and driving momentum. In the Front Store, our remodel program, which will be accelerated in the back half of 2017, is already improving the customer experience and driving sales. Notably, the comp sales of our remodeled stores with our new prototype are performing approximately 4.0% better than the chain average through April.”

Mr. Bloom continued, “Looking ahead, we are focused on executing our key objectives for 2017, including diversifying and optimizing our assets to improve performance and cash flow. In large part we are on track with the Fred’s 2017 plan, and doing exactly what we said we would do to optimize Fred’s Pharmacy’s business model and enhance value for our shareholders. We anticipate continued sequential operational improvement excluding non-operating items throughout 2017 as the initiatives underway continue to take hold, and we expect to be profitable on an operational basis by the end of 2017.”

For the first quarter ended April 29, 2017, Fred’s recorded a net loss of approximately $36.5 million or $0.98 per share, which included the following charges totaling $45.0 million, or $0.92 per share after tax:

  $14.6 million or $0.39 per share after tax for a valuation allowance against the Company's deferred tax asset resulting from the pretax loss created primarily by the following charges in the first quarter;
  $16.9 million or $0.29 per share after tax for professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores, the development and implementation of the Company's growth strategy and other professional and legal advisory fees; and
  $13.5 million or $0.24 per share after tax for lease liability impairments and other expenses pertaining to the closing of 39 underperforming stores.

Fred’s first quarter loss compares to net income of $1.3 million or $0.03 per share for the first quarter of 2016.

Net sales for the first quarter were $532.3 million, down 3.1% from $549.5 million in the same period last year. Comparable store sales for the first quarter declined 1.2% versus an increase of 1.0% in the first quarter last year. Comparable store sales in the first quarter of 2017 included a negative 1.4% impact as a result of the sale of low productive discontinued inventory versus the first quarter of 2016.

Gross profit for the first quarter of 2017 decreased to $132.9 million from $141.3 million in the prior-year period, primarily explained by a decrease in sales resulting from the closure of 39 underperforming stores. Gross profit margin for the quarter decreased 70 basis points to 25.0% from 25.7% in the same quarter last year. Gross margin rate decrease was driven by markdowns recorded during going out of business sales for underperforming stores closed in 2017.

Fred’s recorded LIFO reductions of $1.0 million in the first quarter of 2017 compared with increases of $0.9 million in the same quarter last year.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, increased to 31.4% of sales from 25.3% of sales in the prior-year quarter. Much of the increase in expenses was attributable to professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores and the development and implementation of the Company's growth strategy.

For the first quarter of 2017, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, decreased to a loss of $34.2 million or 6.4% of sales compared with operating income of $2.4 million in the same quarter last year.

In the first quarter of 2017, EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, declined to a loss of $22.6 million. First quarter EBITDA included charges totaling $30.4 million, including:

  $16.9 million for professional and legal advisory fees incurred in connection with the proposed acquisition of Rite Aid stores, the development and implementation of the Company's growth strategy and other professional and legal advisory fees; and
  $13.5 million for lease liability impairments and other expenses pertaining to the closing of 39 underperforming stores.

Webcast Information

A public, listen-only simulcast and replay of Fred’s first quarter 2017 conference call may be accessed at the Company’s web site. The simulcast will begin at 8:00 a.m. Eastern Time today; a replay of the call will be available beginning two hours after the conclusion of the live call and will remain available through July 6, 2017.

Non-GAAP Financial Measures

The Company's management believes that the disclosure of operating income (EBIT) and EBITDA provides useful information to investors because the measures present an alternative and more relevant method for measuring the Company's results of operations and financial condition, and, when viewed together with the Company's GAAP results and the accompanying reconciliations, provides a more complete understanding of the factors and trends affecting the Company than the GAAP results alone. Additionally, EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and to compare the operating performance of a company to others in its industry. A reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measure appears in the financial tables attached to this news release.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; risks related to the possibility that the transactions may not close, including because one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions, or may require conditions, limitations or restrictions in connection with such approvals; the risk that the businesses and acquired stores, as applicable, will not be integrated successfully; the risk of litigation and/or regulatory actions related to the proposed transaction; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 601 pharmacy and general merchandise stores, including 14 franchised Fred’s Pharmacy locations, and three specialty pharmacy-only locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

On December 20, 2016, the Company announced that it signed an agreement with Walgreens Boots Alliance, Inc. and Rite Aid to purchase 865 stores for $950 million in cash. Fred’s Pharmacy is working collaboratively with Walgreens Boots Alliance, Rite Aid and the Federal Trade Commission (“FTC”) to help obtain the FTC’s approval of Walgreen Boots Alliance’s pending acquisition of Rite Aid and the divestiture of certain Rite Aid assets to Fred’s Pharmacy. Fred’s Pharmacy remains committed to purchasing additional assets, including up to 1,200 Rite Aid stores, to the extent necessary to obtain the FTC’s approval of the transaction. Completion of the transaction is subject to approval by the FTC, as well as other customary regulatory approvals and closing conditions.

The proposed acquisition of the stores, which are based in highly attractive markets, is a transformative event that will add substantial scale to the Company and transform Fred’s Pharmacy, the largest regional pharmacy player, into an even stronger competitor and the third-largest drugstore chain in the nation. The transaction will accelerate the Company’s healthcare growth strategy, generating considerable benefits for our customers, patients, payors, supplier partners, team members and shareholders.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended April 29, 2017	13 Weeks Ended April 30, 2016
Net sales	$532,320	$549,548
Operating income (loss)	$(34,172)	$2,428
Net income (loss)	$(36,461)	$1,256
Net income (loss) per share, basic and diluted	$(0.98)	$0.03
Average shares outstanding:
Basic	37,355	37,073
Diluted	37,355	37,093

FRED'S, INC. Unaudited Fiscal 2017 First Quarter Results (In thousands, except per share amounts)

	13 Weeks Ended April 29, 2017	% of Total	13 Weeks Ended April 30, 2016	% of Total
Net sales	$532,320	100.0%	$549,548	100.0%
Cost of goods sold	399,408	75.0%	408,226	74.3%
Gross profit	132,912	25.0%	141,322	25.7%
Depreciation & amortization	11,626	2.2%	11,563	2.1%
Selling, general and administrative expenses	155,458	29.2%	127,331	23.2%
Operating income (loss)	(34,172)	(6.4)%	2,428	0.4%
Interest expense, net	1,287	0.3%	515	0.1%
Income (loss) before income taxes	(35,459)	(6.7)%	1,913	0.3%
Income tax provision	1,002	(0.1)%	657	0.1%
Net income (loss)	$(36,461)	(6.8)%	$1,256	0.2%
Net income (loss) per share, basic and diluted	$(0.98)		$0.03
Weighted average shares outstanding:
Basic	37,355		37,073
Diluted	37,355		37,093

FRED'S, INC. Unaudited Balance Sheet (In thousands)

	April 29, 2017	April 30, 2016

ASSETS:
Cash and cash equivalents	$6,640	$6,768
Inventories	339,552	350,558
Receivables	52,980	52,849
Other non-trade receivables	45,401	38,383
Prepaid expenses and other current assets	11,805	11,418
Total current assets	456,378	459,976
Property and equipment, net	126,146	137,007
Goodwill	41,490	41,490
Other intangible assets, net	81,504	95,638
Other non-current assets	11,090	1,630
Total assets	$716,608	$735,741

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$143,962	$191,331
Current portion of indebtedness	61	57
Accrued expenses and other	82,765	53,352
Total current liabilities	226,788	244,740
Long-term portion of indebtedness	156,692	57,284
Deferred income taxes	2,959	8,344
Other non-current liabilities	29,630	21,321
Total liabilities	416,069	331,689
Shareholders' equity	300,539	404,052
Total liabilities and shareholders' equity	$716,608	$735,741

FRED'S, INC. Reconciliation of Unaudited Net Income (Loss) to EBIT and EBITDA (Non-GAAP Financial Measures) (In thousands)

	13 Weeks Ended April 29, 2017	13 Weeks Ended April 30, 2016
Net income (loss)	$(36.5)	$1.3
Interest expense	1.3	0.5
Income tax provision	1.0	0.6
Operating income (loss) / EBIT	(34.2)	2.4
Depreciation and amortization	11.6	11.6
EBITDA	$(22.6)	$14.0

CONTACT:
Fred’s Pharmacy
Rick Hans, 901-238-2232
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Steve Frankel / Dan Moore
212-355-4449